UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)
May 22, 2002

US Airways Group, Inc.
(Commission file number: 1-8444)

and

US Airways, Inc.
(Commission file number: 1-8442)

(Exact names of registrants as specified in their charters)

                   Delaware                              US Airways Group, Inc. 54-1194634
          (State of incorporation                   US Airways, Inc.            53-0218143
            of both registrants)                      (I.R.S. Employer Identification Nos.)

US Airways Group, Inc.
2345 Crystal Drive, Arlington, VA 22227
(Address of principal executive offices)
(703) 872-7000
(Registrant's telephone number, including area code)

US Airways, Inc.
2345 Crystal Drive, Arlington, VA 22227
(Address of principal executive offices)
(703) 872-7000
(Registrant's telephone number, including area code)

Item 5.      Other Events

     David N. Siegel, President and Chief Executive Officer of US Airways Group, Inc. ("US Airways" or the "Company"), will participate in a series of meetings to update US Airways' employees on the financial outlook of the Company and its subsidiaries, the restructuring process and the status of the Company's loan application with the Air Transportation Stabilization Board (ATSB). The following material non-public information is being included in the discussion:

  The Company has identified the need for an average annual profit improvement over the next 7 years of $1.9 billion to eliminate expected earnings deficits and achieve the pretax profitability which likely will be required to satisfy the requirements for the ATSB loan guarantee. Approximately two-thirds of the profit improvement is expected to come from cost reductions from US Airways' stakeholders, and the remaining one-third from revenue enhancements. Although the Company's current plan is to operate a fleet of 315 aircraft by the end of 2002, the total number of aircraft ultimately operated will be dependent upon a successful completion of a restructuring process.
  The current ATSB loan application deadline is June 28, 2002. The Company intends to file its application with the ATSB in mid-June to ensure that the application meets the deadline and hopes to finalize agreements with stakeholders in the same time frame.
  The Company has determined based on an internal review of March 2002 operations that a substantial portion of its current jet fleet flew on routes that were not profitable. The Company's mainline operations recorded a significant pretax loss for the month of March of $102 million.
  US Airways' cash resources continue to be stable and are expected to strengthen in the 2nd quarter of 2002 due primarily to non-operating items, including the April receipt of a tax refund for the 2001 fiscal year. However, primarily due to the current revenue environment and operating expenses, the Company does not expect operating cash flow to be positive during the current quarter.
  Based on United States Department of Transportation Form 41 data and excluding transportation-related revenues, labor expense equaled approximately 54% of revenues derived from mainline operations during 2001, compared to approximately 41% in 1998.

     Certain information contained in this Form 8-K should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 which is subject to a number of risks and uncertainties. The preparation of forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside the Company's control. Specific factors that could cause actual results to differ materially from those set forth in the forward-looking statements include: costs related to the Company's compliance with governmental requirements imposed as a result of the September 11, 2001 terrorist attacks and the Company's response to the effect of such attacks; labor and competitive responses to the steps taken by the Company as a result of such attacks; demand for transportation in the markets in which the Company operates in light of such attacks; economic conditions; labor costs; financing costs; aviation fuel costs; competitive pressures on pricing (particularly from lower-cost competitors); weather conditions; government legislation and regulation; consumer perceptions of the Company's products; and other risks and uncertainties listed from time to time in the Company's reports to the United States Securities and Exchange Commission. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

                                                                                SIGNATURES
                                                                                --------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

                                                                               US Airways Group, Inc. (REGISTRANT)

Date: May 22, 2002                                               By:     /s/ Anita P. Beier
                                                                                 Anita P. Beier
                                                                                 Vice President and Controller
                                                                                 (Chief Accounting Officer)

                                                                               US Airways, Inc. (REGISTRANT)

Date: May 22, 2002                                               By:     /s/ Anita P. Beier
                                                                                 Anita P. Beier
                                                                                 Vice President and Controller
                                                                                 (Chief Accounting Officer)